Exhibit 2.1

FORM OF

SELECTED INVESTMENT ADVISOR AGREEMENT

FORM OF SELECTED INVESTMENT ADVISOR AGREEMENT

MDS ENERGY PUBLIC 2012-A LP

[MDS ENERGY PUBLIC 2013-A LP]

[MDS ENERGY PUBLIC 2013-B LP]

THIS SELECTED INVESTMENT ADVISOR AGREEMENT (the “Agreement”) is made and entered into as of the date indicated on Exhibit A attached hereto, and by this reference incorporated herein, by and between MDS Securities, LLC, a Pennsylvania limited liability company (“MDS Securities” or the “Dealer-Manager”), and the selected investment advisor (the “SIA”) identified in Exhibit A hereto.

WHEREAS, MDS Securities is acting as the Dealer-Manager on a “best-efforts” “minimum-maximum” basis for an offering of up to 30,000 units (the “Units”), in the aggregate, by the MDS Energy Public 2012 Program, which is composed of a series of the following limited partnerships: MDS Energy Public 2012-A LP, MDS Energy Public 2013-A LP, and MDS Energy Public 2013-B LP, (each a “Partnership” or collectively the “Partnerships”); and

WHEREAS, the Units are offered at $10,000 per Unit, subject to certain discounts, pursuant to a Registration Statement on Form S-1 (the “Offering”) that has been filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement has been declared effective by the SEC and includes a prospectus, as it may be amended or supplemented, describing the Units and the Partnerships (the “Prospectus”); and

WHEREAS, the SIA is presently in good standing in the state or states designated in Exhibit A hereto, and is presently registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and in the state or states designated in Exhibit A hereto; and

WHEREAS, the Units are being offered by the Partnerships pursuant to the terms and conditions of all applicable federal and state securities laws; and

WHEREAS, the SIA is willing and desires to provide its clients with information concerning the Units and the procedures for subscribing for the Units in the Partnership then being offered upon the following terms and conditions;

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereof, it is agreed between the Dealer-Manager and the SIA as follows.

1.	Purchase of Units.

(a) The SIA hereby covenants, warrants and agrees that, in regard to any purchase of the Units by its clients, it will comply with all of the terms and conditions of this Agreement, the Prospectus, and all applicable state and federal laws, including, without limitation, the Securities Act, the Investment Advisers Act of 1940, as amended, and any and all federal and state regulations and rules pertaining thereto. Neither the SIA nor any other person shall have any authority to give any information or make any representations in connection with the Units and the Offering other than as contained in the Prospectus.

(b) Clients of the SIA may purchase the Units according to all such terms as are contained in the Prospectus and at a discounted price of $9,300 per Unit, provided that they have been advised by the SIA on an ongoing basis regarding investments other than an investment in the Partnership then being offered, and they are not being charged direct transaction-based fees by the SIA in connection with the purchase of the Units. In connection with the purchase of Units by its clients, the SIA shall use and distribute only the Prospectus and

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such additional sales materials as may be supplied to the SIA by the Dealer-Manager or as may be included with the Prospectus in folders distributed to the SIA by the Dealer-Manager. The Dealer-Manager reserves the right to establish such additional procedures as it may deem necessary to ensure compliance with the requirements of the Prospectus, and the SIA shall comply with all such additional procedures to the extent that it has received written notice thereof.

(c) Pending receipt of the minimum subscription proceeds of $2,000,000 by the Partnership, which is subject to receipt of the minimum subscription proceeds with respect to Pennsylvania investors pursuant to Section 6 of the escrow agreement entered into by and among the Dealer-Manager, MDS Energy Development, LLC, as the Managing General Partner of the Partnerships, the Partnerships and the Escrow Agent (the “Escrow Agreement”), all subscription proceeds from the sale of any of the Units to the SIA’s clients shall promptly be forwarded by the SIA to the Dealer-Manager for delivery to Citizens Bank of Pennsylvania, N.A. (the “Escrow Agent”), where such monies will be deposited in a Partnership escrow account. Accordingly, until such time (if any) that a Partnership has received the minimum subscription proceeds and such monies become deliverable to the Managing General Partner pursuant to the Escrow Agreement the SIA shall return directly to the subscriber any check not made payable to “Citizens Bank of Pennsylvania , N.A., Escrow Agent, MDS Energy Public 2012-A LP,” or MDS Energy Public 2013-A LP or MDS Energy Public 2013-B LP, as applicable. Subject to the foregoing, at the time (if any) the Partnership receives the required minimum subscription proceeds, subscription checks shall be executed as described in the Prospectus or as directed by the Dealer-Manager. The SIA shall deliver the check and the original executed subscription agreement and any other subscription documents received by the SIA to the Dealer-Manager no later than the end of the next business day after receipt of the check and the subscription agreement and any other subscription documents by the SIA. By the end of the next business day following the Dealer-Manager’s receipt of the check and the original executed subscription agreement and any other subscription documents, the Dealer-Manager will transmit the check and a copy of the executed subscription agreement to the Escrow Agent, and the original executed subscription agreement and any other subscription documents and a copy of the check to the Partnership. If any subscription agreement is rejected, the subscription agreement will be forwarded to the Escrow Agent for prompt return to the subscriber, together with the subscription funds of the subscriber and any interest or investment income earned on the subscriber’s subscription funds, without deduction for any fees, as described in the Prospectus and the Escrow Agreement.

(d) During the term of this Agreement the Dealer-Manager shall have full authority to take such action as it may deem advisable in respect to all matters pertaining to the performance of the SIA under this Agreement.

(e) The Units may be purchased by clients of the SIA only in such states in which the SIA is registered or licensed as an investment advisor or is exempt from any applicable registration requirements.

(f) The SIA shall have no obligation under this Agreement to advise any of its clients to purchase any of the Units.

(g) The SIA shall use every reasonable effort to assure that Units in a Partnership are purchased only by clients who:

(i)	meet the investor suitability standards, including the minimum purchase requirements and minimum income and net worth standards set forth in the Prospectus;

MDS Securities, LLC Selected Investment Advisor Agreement	2

(ii)	can reasonably benefit from an investment in the Partnership based on the prospective investor’s overall investment objectives and portfolio structure;

(iii)	are able to bear the economic risk of the investment based on each prospective investor’s overall financial situation; and

(iv)	have an apparent understanding of: (i) the fundamental risks of the investment, including the risk that the prospective investor may lose his or her entire investment; (ii) the lack of liquidity of the Units; (iii) the background and qualifications of the executive officers of MDS Energy Development, LLC, the Managing General Partner of each Partnership, as set forth in the Prospectus; and (iv) the tax consequences of an investment in the Units.

The SIA shall make the suitability determinations required to be made by it pursuant to subparagraphs (g)(i)-(iv), above based on information it has obtained from each prospective investor, including, at a minimum, but not limited to, the prospective investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments of the prospective investor, as well as any other pertinent factors deemed by the SIA to be relevant.

(h) In addition to complying with the provisions of subparagraph (g) above, and not in limitation of any other obligations of the SIA to determine suitability imposed by state or federal law, the SIA agrees that it will comply fully with the following provisions concerning each of the SIA’s clients that purchases Units:

(i)	the SIA shall have reasonable grounds to believe, based upon information provided by the investor concerning his investment objectives, other investments, financial situation and needs, and other information about the investor known by the SIA, that: (i) the investor is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits (including tax benefits) of an investment in the Units; (ii) the investor has a fair market net worth sufficient to sustain the risks inherent in an investment in the Units (including the potential loss of his or her total investment); and (iii) the Units otherwise are or will be a suitable investment for the investor, and the SIA shall maintain files disclosing the basis upon which the determination of suitability was made by the SIA;

(ii)	the SIA shall have reasonable grounds to believe, based upon the information made available to it, that all material facts are adequately and accurately disclosed in the Prospectus based on its evaluation of items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, and geological evaluations, as well as any other information deemed pertinent by it; and

(iii)	the SIA shall inform each prospective investor of all pertinent facts relating to the liquidity and marketability of the Units.

(i) The SIA agrees to retain in its files, for a period of at least six years, information which will establish that each of the SIA’s clients that purchases Units falls within the permitted class of investors described in the Prospectus.

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(j) The SIA either:

(i)	shall not purchase Units for its own account; or

(ii)	shall hold for investment any Units purchased for its own account.

(k) A sale of Units shall be deemed to be completed only after the Partnership receives a properly completed subscription agreement for Units evidencing the fact that the investor had received a Prospectus at least five business days previously, and the Managing General Partner has determined as shown by its acceptance of the investor’s subscription agreement, that the full purchase price of each purchased Unit has been paid and the investor satisfies each of the suitability terms and conditions set forth in the Prospectus, and only after such subscription agreement has been accepted in writing by the Partnership. A confirmation of purchase will be delivered to the investor.

(l) The clients of the SIA shall not purchase the Units in any state until the SIA has been advised in writing by the Managing General Partner, or the Managing General Partner’s special counsel, that the offer or sale of the Units:

(i)	has been registered or qualified in the state;

(ii)	is exempt from the registration or qualification requirements imposed by the state; or

(iii)	the registration or qualification is otherwise not required.

(m) The SIA shall provide each client to whom it provides any information concerning the Offering with the following:

(i)	a complete and numbered copy of the Prospectus; and

(ii)	any or all, at its election, of the approved sales materials (the “Sales Literature”) that are then being distributed at any given time, including the Sales Literature listed below:

A.	a brochure entitled “MDS Energy Public 2012 Program”;

B.	a term sheet entitled “MDS Energy Public 2012 Program”;

C.	a brochure entitled “MDS Energy Public 2012 Program—Tax Tips”;

D.	a powerpoint presentation entitled “MDS Energy Public 2012 Program”; and

E.	possibly other supplementary materials.

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(n) When a supplement or amendment to the Prospectus is prepared by the Managing General Partner and delivered to the SIA by the Dealer-Manager, the SIA agrees as follows:

(i)	to distribute each supplement or amendment to the Prospectus to every person who has previously received a copy of the Prospectus from the SIA; and

(ii)	to include each supplement or amendment in all future deliveries of the Prospectus.

(o) In connection with any offer or sale of the Units, or the delivery of a Prospectus to its client, the SIA agrees to the following:

(i)	to comply in all respects with the statements set forth in the Prospectus, the Partnership Agreement, and any supplements or amendments to the Prospectus;

(ii)	not to make any statement inconsistent with the statements in the Prospectus, the Partnership Agreement, and any supplements or amendments to the Prospectus;

(iii)	not to make any untrue or misleading statement of a material fact in connection with the Units; and

(iv)	not to provide any written information, statements, or sales materials other than the Prospectus and approved Sales Literature to its clients, unless first approved in writing by the Managing General Partner.

(p) The SIA shall make reasonable inquiry to determine if its client is acquiring the Units for his own account or on behalf of other persons.

(q) The SIA agrees to use its best efforts to ensure that:

(i)	the SIA complies with all the provisions of the Securities Act, the Investment Company Act of 1940, as amended, the applicable rules and regulations of the SEC, the applicable state securities laws and regulations, and this Agreement;

(ii)	the SIA’s clients meet the suitability requirements set forth in the Prospectus, the Subscription Agreement, and this Agreement; and

(iii)	the SIA’s clients that are prospective purchasers of the Units properly complete the subscription agreement, which is Exhibit (II-B) to the Limited Partnership Agreement, which is Exhibit (A) to the Prospectus, together with any additional forms provided in any supplement or amendment to the Prospectus, or otherwise provided to the SIA by the Dealer-Manager to be completed by prospective purchasers.

(r) The SIA understands and agrees that the Partnership shall have the right to reject any subscription at any time for any reason without liability to it.

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(s) The SIA agrees and covenants that:

(i)	the representations and warranties the SIA makes in this Agreement are and shall be true and correct as of the date of this Agreement and at the applicable closing date; and

(ii)	the SIA shall have fulfilled all of its obligations under this Agreement at the applicable closing date.

2.	Compensation to SIA.

The Managing General Partner, the Partnership, and the Dealer-Manager shall pay no fees, commissions, or other compensation to the SIA under this Agreement. Further, the SIA shall pay all costs and expenses incident to the performance of its obligations under this Agreement.

3.	Association of the Dealer-Manager with Other Advisors and Dealers.

It is expressly understood between the Dealer-Manager and the SIA that the Dealer-Manager may cooperate with broker-dealers who are registered as broker-dealers with the Financial Industry Regulatory Authority, Inc. (“FINRA”) and with other investment advisors registered under the Investment Advisers Act of 1940, as amended. Such broker-dealers and investment advisors may enter into agreements with the Dealer-Manager on terms and conditions that are different from those of this Agreement and shall receive commissions or other fees or expense reimbursements as are agreed to between the Dealer-Manager and the respective broker-dealers and investment advisors and as are in accordance with the terms of the Prospectus.

4.	Conditions of the SIA’s Obligations.

The SIA’s obligations hereunder are subject, during the term of this Agreement , to the performance by the Dealer-Manager of its obligations hereunder and compliance by the Dealer-Manager with the covenants set forth in Section 7 hereof.

5.	Conditions of the Dealer-Manager’s Obligations.

The obligations of the Dealer-Manager hereunder are subject, during the term of this Agreement, to the conditions that the SIA shall have satisfactorily performed all of its obligations hereunder and complied with the covenants set forth in Section 6 hereof.

6.	Covenants of the SIA.

The SIA covenants, warrants and represents, during the term of this Agreement, that:

(a) The SIA is registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and is registered or licensed as an investment advisor by the appropriate regulatory agency of each state in which the advisor has clients, or it is exempt from such registration requirements.

(b) Neither the SIA nor any person associated with the SIA is registered as a broker-dealer or registered representative of any broker-dealer with FINRA.

(c) The SIA shall comply with all applicable federal and state securities laws, including, without limitation, the disclosure requirements of the Investment Advisers Act of 1940, as amended, and the provisions thereof requiring disclosure of the existence of this Agreement and the compensation to be paid to the SIA hereunder.

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(d) The SIA shall maintain the records required by Section 204 of the Investment Advisers Act of 1940, as amended, and Rule 204-2 thereunder in the form and for the periods required thereby.

(e) The SIA and each person associated with the SIA has complied, in all material respects, with the identification, verification, and documentation sections of the “Patriot Act” as defined below.

7.	Covenants of the Dealer-Manager.

The Dealer-Manager covenants, warrants and represents, during the full term of this Agreement, that:

(a) If any event affecting the Partnership or the Managing General Partner occurs that in the opinion of the Managing General Partner should be set forth in a supplement or amendment to the Prospectus, then the Dealer-Manager shall promptly furnish to the SIA a sufficient number of copies of a supplement or amendment to the Prospectus so that it, as so supplemented or amended, will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements in the Prospectus, in the light of the circumstances under which they are made, not misleading.

(b) The Dealer-Manager shall deliver to the SIA such number of copies of the Prospectus, and all supplements and amendments thereto, as the SIA may reasonably request.

8.	Indemnification.

(a) The SIA agrees to indemnify, defend and hold harmless the Managing General Partner, the Partnerships, the Dealer-Manager, their affiliates and their officers, directors, employees and agents, against all losses, claims, demands, liabilities and expenses, joint or several, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to the Managing General Partner, the Partnerships, the Dealer-Manager or their affiliates and their officers, directors, employees or agents, which they or any of them may incur arising out of or based upon: (i) the offer or sale (as such term is defined in the Securities Act) by the SIA of Units to clients of the SIA, or by any person acting on the SIA’s behalf; (ii) any loss, claim, demand, liability, or expense that arises out of or is based upon an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact, by the SIA or any of its officers, directors, employees and agents, other than a statement, omission, or alleged omission by the SIA which is also contained in or omitted from, as the case may be, the Prospectus and which statement or omission was not based on information supplied to the Managing General Partner, the Partnerships or the Dealer-Manager by the SIA or any of its officers, directors, employees and agents; (iii) the breach by the SIA, or any person acting on its behalf, of any of the terms and conditions of this Agreement; or (iv) the negligence, malpractice or malfeasance of the SIA or any of its officers, directors, employees and agents. This indemnity provision shall survive the termination of this Agreement.

(b) The Dealer-Manager agrees to indemnify, defend and hold harmless the SIA and its officers, directors, employees and agents, against all losses, claims, demands, liabilities and expenses, joint or several, including reasonable legal and other expenses incurred in defending such claims or liabilities, which they or any of them may incur, including, but not limited to, alleged violations of the Securities Act, but only to the extent that such losses, claims, demands, liabilities and expenses shall arise out of or be based upon an untrue statement of a material fact contained in the Prospectus or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make such statements not misleading; provided, that any such untrue statement, omission or alleged omission is not based on information included in the Prospectus which was supplied to the Managing General Partner, the Partnerships or the Dealer-Manager by the SIA or any

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of its officers, directors, employees and agents; provided further, in each case, that such claims or liabilities did not arise from the SIA’s or its officers’, directors’, employees’ and agents’ own negligence, malpractice or malfeasance. This indemnity provision shall survive the termination of this Agreement.

(c) No indemnifying party shall be liable under the indemnity agreements contained in subparagraphs (a) and (b) above unless the party to be indemnified shall have notified such indemnifying party in writing promptly after the summons or other first legal process giving information of the nature of the claim served upon the party to be indemnified, but failure to notify an indemnifying party of any such claim shall not relieve it from any liabilities which it may have to the indemnified party against whom action is brought other than on account of its indemnity agreement contained in subparagraphs (a) and (b) above. In the case of any such claim, if the party to be indemnified notified the indemnifying party of the commencement thereof as aforesaid, the indemnifying party shall be entitled to participate at its own expense in the defense of such claim. If it so elects, in accordance with arrangements satisfactory to any other indemnifying party or parties similarly notified, the indemnifying party has the option to assume the entire defense of the claim with counsel who shall be satisfactory to such indemnified party and all other indemnified parties who are defendants in such action; and after notice from the indemnifying party of its election so to assume the defense thereof and the retaining of such counsel by the indemnifying party, the indemnifying party shall not be liable to such indemnified party under subparagraphs (a) and (b) above for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than for the reasonable costs of investigation.

9.	Term of Agreement.

This Agreement shall become effective as of the date indicated on Exhibit A attached hereto. The SIA and the Dealer-Manager may each prevent this Agreement from becoming effective, without liability to the other, by written notice before the time this Agreement otherwise would become effective. After this Agreement becomes effective, either party may terminate it at any time for any reason by giving thirty (30) days’ written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (a) the Offering shall be terminated; or (b) the SIA’s license or registration to act as an investment advisor shall be revoked or suspended by any federal, self regulatory or state agency and such revocation or suspension is not cured within ten (10) days from the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such SIA’s license or registration is revoked or suspended.

Notwithstanding, the indemnification provisions of Section 8 and 11 of this Agreement shall survive the termination of this Agreement under this Section 9.

10.	Notices.

All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, to the applicable address set forth below.

If sent to the Dealer-Manager:

MDS Securities, LLC

409 Butler Road

Kittanning, Pennsylvania 16201

Attention: Jason C. Knapp

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If sent to the Partnership:

MDS Energy Public 2012-A LP

[MDS Energy Public 2013-A LP]

[MDS Energy Public 2013-B LP]

409 Butler Road, Suite A

Kittanning, Pennsylvania, 16201

Attention: Michael Snyder

If sent to the SIA: to the person whose name and address are identified in Exhibit A hereto.

11.	Privacy.

“Confidential Information” means all information provided by a party to this Agreement that is the disclosing party (the “Discloser”) to the other party to this Agreement that is the receiving party (the “Recipient”) that is proprietary and/or non-public related to the past, present and future business activities of the Discloser, its affiliates and agents, including, without limitation, all information related to: (i) a party’s employees, customers, and third-party contractors; (ii) a party’s operational and business proposals and plans, pricing, financial information, methods, processes, code, data, lists (including customer lists), inventions, apparatus, statistics, programs, research, development, information technology, network designs, passwords, sign-on codes, and usage data; (iii) the terms and existence of this Agreement; (iv) all Personal Information (as defined below), and (v) any other information that is designated as confidential by the Discloser. All of the Discloser’s Confidential Information, including any derivative works thereof, is, and shall remain, proprietary to the Discloser. “Personal Information” means all contact information of a person or entity provided by the Discloser to the other party, such as addresses, telephone numbers, information regarding the person’s gender, age, social security number, account numbers, financial and health information, Identifying Information (as defined below), and any information regarding any person’s/entity’s relationship to the Discloser. “Identifying Information” means any name or number that may be used, alone or in conjunction with any other information, to identify a specific person, including without limitation, any name, social security number, date of birth, state of residence or government issued driver’s license or identification number, alien registration number, government passport number, employer or taxpayer identification number; unique biometric data, such as fingerprint, voice print, retina scan or iris image, or other unique physical characteristic; unique electronic identification number, address, or routing code; or telecommunication identifying information or access device, as well as any consumer information within the definition of “nonpublic personal information” as set forth in Article V of the Gramm-Leach-Bliley Act (15 USC 6801 et seq.) and the rules and regulations adopted pursuant thereto, as amended from time to time.

(a) Exceptions. Other than Personal Information, Confidential Information does not include information that is or was, at the time of the disclosure: (i) generally known or available to the public; (ii) received by the Recipient from a third-party; (iv) already in the Recipient’s possession prior to the date of receipt from the Discloser; or (v) independently developed by the Recipient; provided in each case that such foregoing information was not delivered to or obtained by the Recipient as a result of any breach of this Agreement, applicable law or any contractual or fiduciary obligation owed to Discloser. The Recipient may disclose the Discloser’s Confidential Information to the extent such disclosure is required by law, provided that the Discloser is given prompt notice of the disclosure requirement, to the extent practicable, so that the Discloser has an opportunity to petition for protective concealment of, or oppose, the disclosure.

(b) Treatment of Confidential Information. At all times the Recipient shall:

(i)	use the same standard of care to protect the Confidential Information as it uses to protect its own confidential information of a similar nature, but not less than a commercially reasonable standard of care;

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(ii)	not use the Discloser’s Confidential Information other than as necessary to perform its obligations under this Agreement;

(iii)	not disclose, or distribute, or disseminate the Confidential Information to any third party; and

(iv)	disclose the Discloser’s Confidential Information to its agents and or affiliates on a “need to know” basis only, provided that the Recipient requires each of its affiliates and agents to be bound by obligations of the confidentiality and restrictions against disclosure of the Disclosure’s Confidential Information at least as restrictive as those contained in this Agreement.

In addition to its obligations in the “Treatment of Confidential Information” subsection above, each party has implemented and shall maintain, and shall require all third parties to whom it discloses Confidential and Personal Information to implement and maintain, an effective information security program to protect the Personal Information from disclosure that is not specifically authorized pursuant to this Agreement, including, without limitation, encrypting such information using commercially reasonable encryption technology. The security program shall be designed to:

(i)	ensure the security and confidentiality of Personal Information;

(ii)	include reasonable policies and procedures designed to identify and detect patterns, practices, or specific activities that indicate the possible existence of identity theft, and prevent, and mitigate the risk thereof;

(iii)	protect against any anticipated threats or hazards to the security or integrity of Personal Information including, without limitation, the risk of identity theft; and

(iv)	protect against any unauthorized access to, or use of Personal Information, including, without limitation, identifying and detecting any patterns, practices, or specific activities indicating the possibility of identity theft.

In addition, the Recipient shall, upon Discloser’s written request, promptly provide the Discloser detailed information regarding any failure or breach of such security program involving Confidential and Personal Information provided the Recipient by the Discloser pursuant to this Agreement, including how and when such failure or breach occurred, and what actions have been or are being taken to remedy such failure or breach.

(i)	Each party shall defend, indemnify and hold harmless the other party for any third party claims that arise from relating to or arising out of any breach or alleged breach of its obligations under this Section (including any loss, cost of damage arising from the failure to notify and timely cooperate with any notice requirement) in accordance with the terms of the indemnification provided for through this Agreement.

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(ii)	Notice. If a party knows of any disclosure or loss of, or inability to account for, or any incident relating to unauthorized access to or acquisition of, any of Confidential and Personal Information of the other party under this Section, the party must notify the other party promptly and at its costs take the following actions:

A. promptly notify the other party in writing of the discovery of such disclosure, loss or incident, to the extent practicable, otherwise as soon as possible;

B. take all actions as may be necessary or reasonably requested to minimize the problem; and

C. cooperate with the other party in all reasonable respects to notify affected individuals and minimize any resulting damage.

Limited Disclosure. The Recipient shall not disclose Personal Information to any third-party or use any Personal Information, except as permitted by law, and then only to the extent necessary to carry out its obligations under this Agreement.

12.	Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and shall not be assigned or transferred by the SIA by operation of law or otherwise without the written consent of the Dealer-Manager.

13.	Miscellaneous.

(a) This Agreement shall be construed in accordance with the applicable laws of the Commonwealth of Pennsylvania.

(b) Nothing in this Agreement shall constitute the SIA as being in association with or in partnership with the Dealer-Manager, the Partnerships or the Managing General Partner.

(c) This Agreement, including Exhibit A hereto, embodies the entire understanding between the parties to this Agreement, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless it is in writing and signed by all parties hereto.

(d) If any provision of this Agreement shall be deemed void, invalid or ineffective for any reason, the remainder of this Agreement shall remain in full force and effect.

(e) This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

14.	Compliance by SIA with USA Patriot Act.

In accordance with the USA Patriot Act (the “Patriot Act”), the SIA agrees that the Units may not be offered, sold, transferred or delivered, directly or indirectly, to anyone who is:

(a) a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;

(b) acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

(c) within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

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(d) subject to additional restrictions imposed by the following statutes or regulations, and executive orders issued thereunder: the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriation Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

(e) designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

[Signatures are on the next page.]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year indicated on Exhibit A hereto.

SELECTED INVESTMENT ADVISOR	DEALER-MANAGER
MDS SECURITIES, LLC

By:	By:

Print Name:	Print Name:

Title:	Title:

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EXHIBIT A

TO

SELECTED INVESTMENT ADVISOR AGREEMENT

FOR

MDS ENERGY PUBLIC 2012-A LP

[MDS ENERGY PUBLIC 2013-A LP]

[MDS ENERGY PUBLIC 2013-B LP]

This Exhibit A is attached to and made a part of that certain Selected Investment Advisor Agreement entered into by and between MDS Securities, LLC, as the Dealer-Manager, and                                         as the SIA.

1.	Date of Agreement:

2.	Name of SIA:

Type of Entity:
(To be completed by the SIA, e.g., corporation, partnership or sole proprietorship)

State Organized in:
(To be completed by the SIA)

The SIA is Qualified To Do Business and in Good Standing in the Following States and Other Jurisdictions (including the SIA’s state of organization). (Note: Qualification to do business in any jurisdiction is generally a requirement imposed by the secretary of state or other authority of jurisdictions in which the SIA does business, and is not related to the SIA’s holding a license as an investment advisor in such jurisdictions. Questions concerning this matter should be directed to the SIA’s legal counsel.)

(To be completed by the SIA)

The SIA is Registered as an Investment Advisor in the Following States:

(To be completed by the SIA)

3.	The SIA’s Name and Address for Notice Purposes (see Section 10 of the Agreement) are as follows:

Name:

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Title:

Company:
(If different from the SIA, please explain the relationship)

Address:

City, State and Zip Code:

Telephone Number (including area code):

4.	The following items are to be completed by the SIA for the Dealer-Manager’s records:

	(a)	How many registered investment advisors are with the SIA?

PLEASE ENCLOSE A CURRENT LIST WITH NAMES AND CONTACT INFORMATION. ALL INFORMATION WILL BE HELD IN CONFIDENCE.

	(b)	Does the SIA publish a newsletter? Yes ☐ No ☐

What is/are the frequency of the publication(s)?

Weekly	Monthly	Quarterly

Bi-weekly	Bi-monthly	Other (please specify)

PLEASE PLACE THE DEALER-MANAGER ON YOUR MAILING LIST AND PROVIDE A SAMPLE OF THE PUBLICATION IF AVAILABLE.

(c)	Does the SIA have regular internal mailings, or bulk package mailings to its registered investment advisors?

Yes ☐ No ☐

PLEASE PLACE THE DEALER-MANAGER ON YOUR MAILING LIST AND PROVIDE A SAMPLE OF THE PUBLICATION IF AVAILABLE.

(d)	Does the SIA have a computerized electronic mail (E-Mail) system for its registered investment advisors?

Yes ☐ No ☐

If so, please provide the e-mail address:

(e)	Please provide the SIA’s Website address:

(Please identify the person responsible for the Website:	)

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